News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Third Quarter 2019
Results and Provides Fiscal Year 2020 Guidance

EVANSVILLE, Ind. – July 30, 2019 – Berry Global Group, Inc. (NYSE:BERY) today reported its third fiscal quarter 2019 results, referred to in the following as the June 2019 quarter.

Third Quarter Highlights (all comparisons made to the June 2018 quarter)
●	Completed the acquisition of RPC Group Plc on July 1, 2019
●	Consumer Packaging volume growth up 3 percent in the quarter
●	Net sales of $1.94 billion in the quarter
●	Operating income of $215 million in the quarter
●	Operating EBITDA of $348 million
●	Cash flow from operations of $240 million in the quarter
●	Free cash flow of $136 million in the quarter
●	Fiscal Year 2020 free cash flow guidance of $800 million

“We completed our acquisition of RPC and are excited to welcome the new employees in this truly transformational combination.  We are eager to move forward together as a global plastic and recycled packaging industry leader with the industry’s most diversified and expansive manufacturing footprint," said Tom Salmon, Chairman and Chief Executive Officer.

“We continued to see strong volume growth of 3 percent in the quarter in our Consumer Packaging division along with contributions from our Laddawn acquisition, which were more than offset by base volume weakness in our Engineered Materials and Health, Hygiene, & Specialties divisions.  Despite these quarterly results, we believe the fundamentals of the three businesses remain strong and we continue to better position ourselves for future growth in these attractive markets,” stated Salmon.

June 2019 Quarter Results

Consolidated Overview
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$1,937	$2,072	$(135)	(7)%
Operating income	215	216	(1)	-%

The net sales decrease of $135 million from prior year quarter is primarily attributed to organic sales decrease of $158 million and a $16 million unfavorable impact from foreign currency changes, partially offset by acquisition net sales of $38 million. The organic sales decrease is primarily attributed to decreased selling prices of $94 million due to the pass through of lower resin costs and a 3 percent base volume decline.

The operating income decrease of $1 million from prior year quarter is primarily attributed to a $14 million impact from the base volume decline, a $13 million unfavorable impact from price cost spread, and a $6 million unfavorable impact from foreign currency changes.  These decreases were partially offset by a $17 million decrease in business integration costs, a $12 million decrease in depreciation and amortization, and acquisition operating income of $3 million.

Engineered Materials
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$639	$687	$(48)	(7)%
Operating income	83	94	(11)	(12)%

Net sales in the Engineered Materials segment decreased by $48 million from prior year quarter primarily attributed to an organic sales decline of $85 million, partially offset by acquisition net sales of $38 million. The organic sales decline is primarily attributed to decreased selling prices of $48 million and a 5 percent volume decrease due to supply chain disruptions in prior quarters related to material qualifications along with softness in industrial markets.

The operating income decrease of $11 million from prior year quarter is primarily attributed to a $12 million unfavorable impact from price cost spread, an $7 million impact from the base volume decline, and a $3 million increase in selling, general and administrative expenses. These decreases were partially offset by $5 million decrease in business integration costs, and acquisition operating income of $3 million.

Health, Hygiene, & Specialties
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$646	$726	$(80)	(11)%
Operating income	65	62	3	5%

Net sales in the Health, Hygiene & Specialties segment decreased by $80 million from prior year quarter primarily attributed to an organic sales decline of $65 million and a $15 million unfavorable impact from foreign currency changes. The organic sales decline is primarily attributed to decreased selling prices of $21 million and a 6 percent volume decline as a result of weakness in the North American baby care market and customer product transitions in hygiene.

The operating income increase of $3 million from the prior year quarter was primarily attributed to a $17 million decrease in business integration expenses and a $4 million decrease in selling, general and administrative expense. These increases were partially offset by an $11 million impact from the base volume decline and a $6 million unfavorable impact from foreign currency changes.

Consumer Packaging
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$652	$659	$(7)	(1)%
Operating income	67	60	7	12%

Net sales in the Consumer Packaging segment decreased by $7 million from prior year quarter primarily attributed to decreased selling prices of $25 million, partially offset by a 3 percent volume improvement.

The operating income increase of $7 million from the prior quarter was primarily attributed to an $8 million decrease in depreciation and amortization and a $4 million impact from the base volume increase. These increases were partially offset by a $6 million increase in business integration costs primarily related to the RPC acquisition.

Cash Flow and Capital Structure
Our cash flow from operating activities was $240 million for the quarter ended June 2019 compared to $271 million in the prior year quarter and was $1,019 million for the last four quarters ended June 29, 2019.  Free cash flow for the quarter and last four quarters ended June 2019 was $136 million and $665 million, respectively.

Our total debt less cash and cash equivalents at the end of the June 2019 quarter was $5,213 million.  Adjusted EBITDA for the four quarters ended June 29, 2019, was $1,389 million.

RPC Group Plc Acquisition
On July 1, 2019, the Company completed the acquisition of the entire outstanding share capital of RPC Group Plc (“RPC”), for aggregate consideration of approximately $6.5 billion (including refinancing of RPC’s net debt), which is preliminary and subject to adjustment. RPC is a leading plastic product design and engineering company that works responsibly across a broad range of industries from food to technical components, healthcare to industrial. With 189 sites in 34 countries and an employee base of over 24,000 people, RPC’s facilities are strategically placed to support customers on a local, national and international basis, as well as providing multi-site security of supply. RPC manufactures in five of the major polymer conversion processes (consisting of injection molding, blow molding, thermoforming, rotational molding and blown film extrusion) allowing RPC to produce innovative and sustainable value-added products. The acquired business will be primarily operated in a new Consumer Packaging International reporting segment.  The Company expects to realize annual cost synergies of $150 million with full realization in fiscal 2022.

To finance the all-cash purchase (including the repayment or refinancing of certain RPC debt and payment of transaction expenses), the Company issued $1,250 million aggregate principal amount of 4.875% first priority senior secured notes due 2026, $500 million aggregate principal amount of 5.625% second priority senior secured notes due 2027, and entered into an incremental assumption agreement to provide incremental $4,250 million and €1,075 million term loans, due July 2026. Additionally, proceeds of the term loan were used to refinance the Company's existing $450 million term loan due February 2020.

Sale of Seal for Life (“SFL”) Business
On July 23, 2019, the Company completed the sale of its Seal for Life business within our Health, Hygiene & Specialties reporting segment for approximately $330 million, which is preliminary and subject to adjustment.  The SFL business had annual sales of approximately $120 million.  The decision to sell SFL was made as part of our ongoing portfolio analysis and decision to provide resources to further focus our efforts to deliver growth in targeted markets.  The Company used the proceeds of the sale to repay debt and expedite the primary goal of improving our balance sheet.

Outlook
We have completed the acquisition of RPC and believe the combination strengthens our global leadership position in plastic packaging, with enhanced technologies, footprint, material and commercial capabilities.  Today we are reaffirming our fiscal year 2019 free cash flow guidance and are announcing our fiscal 2020 guidance for cash from operations of approximately $1.4 billion and free cash flow of $800 million.  Additionally, our fiscal 2020 capital spending and cash interest costs are forecasted to be $600 million and $500 million, respectively.  This guidance also includes the use of cash for working capital and other costs of $90 million.  Additionally, our cash taxes are expected to be approximately $160 million.

Our goal is to reduce our leverage as quickly as possible to our targeted range of below 4.0 times net debt to adjusted EBITDA.  The acquisition of RPC is truly a transformational and complementary opportunity for our Company and we have hit the ground running with respect to our synergy realization and integration activities.  The remainder of fiscal 2019 and into early fiscal 2020 will be a time to implement many of those efforts.  We expect to realize approximately $150 million of annual cost synergies.  We look forward to the opportunities that lie ahead to continue to grow free cash flow and drive further shareholder value.

Investor Conference Call
The Company will host a conference call today, July 30, 2019, at 10 a.m. Eastern Time to discuss our third fiscal quarter 2019 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 5037368.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning July 30, 2019, at 1 p.m. Eastern Time, to August 6, 2019, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 5037368.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse.  The Company is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, has over 48,000 employees and generated approximately $13 billion of sales in fiscal year 2018 on a combined pro forma basis from operations that span over 290 locations on six continents.  For additional information, visit Berry’s website at berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

RPC’ s historical financial statements were prepared in accordance with International Financial Reporting Standards as adopted by the European Union and as applied in accordance with the Companies Act 2006, which differ from U.S. GAAP.  RPC has not reported financial statements for any periods subsequent to the six-month period ended September 30, 2018. Consequently, combined data provided herein is based on RPC’s trailing twelve-month financial information as of and for the period ended September 30, 2018 and does not align with Berry’s latest twelve-months ended June 29, 2019.  Within the combined information presented the Company has made various material adjustments to reflect known IFRS to GAAP differences based on RPC’s publicly available information and certain assumptions we believe are reasonable. Adjustments were also made to translate RPC’s financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ materially from future exchange rates.  Post-closing of the RPC acquisition, the Company has begun review of RPC’s accounting policies and practices.  As a result of that review, the Company may identify material differences between the accounting policies of the two companies or the financial results of RPC that could be material or have a material impact on the financial information presented.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3)  performance of our business and future operating results; (4) risks related to acquisitions, integration of acquired businesses and their operations (including the acquisition of RPC), and realization of anticipated cost savings and synergies; (5) reliance on unpatented proprietary know-how and trade secrets; (6) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (7) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to market acceptance of our developing technologies and products;(10) general business and economic conditions, particularly an economic downturn; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) ability of our insurance to fully cover potential exposures; (13) risks of competition, including foreign competition, in our existing and future markets; (14) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (15) risks related to the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR; (16) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations;  (17) potential failure to integrate recent acquisitions successfully and to realize the intended benefits therefrom, including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and operational benefits, and anticipated tax treatment; ; (18) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; and (19) the other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net sales	$1,937	$2,072	$5,859	$5,815
Costs and expenses:
Cost of goods sold	1,557	1,690	4,754	4,733
Selling, general and administrative	125	119	392	366
Amortization of intangibles	38	40	119	116
Restructuring and impairment charges	2	7	18	33
Operating income	215	216	576	567

Other expense, net	136	3	159	17
Interest expense, net	71	67	201	195
Income before income taxes	8	146	216	355
Income tax expense (benefit)	(5)	36	41	(8)
Net income	$13	$110	$175	$363

Net income per share:
Basic	$0.10	$0.84	$1.34	$2.76
Diluted	0.10	0.81	1.31	2.67

Outstanding weighted-average shares: (in millions)
Basic	131.5	131.7	131.0	131.3
Diluted	134.2	135.4	134.0	135.8

Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net income	$13	$110	$175	$363
Currency translation	10	(92)	12	(109)
Pension and other postretirement benefits	—	—	—	(1)
Interest rate hedges	(47)	6	(90)	47
Provision for income taxes	12	(2)	23	(13)
Other comprehensive income, net of tax	(25)	(88)	(55)	(76)
Comprehensive income	$(12)	$22	$120	$287

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	June 29, 2019	September 29, 2018
Assets:
Cash and cash equivalents	$255	$381
Accounts receivable, net	853	941
Inventories	865	887
Other current assets	206	76
Property, plant, and equipment, net	2,451	2,488
Goodwill, intangible assets, and other long-term assets	4,179	4,358
Total assets	$8,809	$9,131

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,127	$1,199
Current and long-term debt	5,468	5,844
Other long-term liabilities	668	654
Stockholders’ equity	1,546	1,434
Total liabilities and stockholders' equity	$8,809	$9,131

Current and Long-Term Debt

	June 29, 2019	September 29, 2018
(in millions of dollars)

Revolving line of credit	$—	$—
Term loans	3,298	3,652
5½% Second priority notes	500	500
6 % Second priority notes	400	400
5⅛ % Second priority notes	700	700
4½ % Second priority notes	500	500
Debt discounts and deferred fees	(36)	(43)
Capital leases and other	106	135
Total debt	$5,468	$5,844

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Three Quarterly Periods Ended
	June 29, 2019	June 30, 2018

Cash flows from operating activities:
Net income	$175	$363
Depreciation	278	281
Amortization of intangibles	119	116
Loss on foreign exchange forward contracts	156	—
Other, net	10	—
Working capital	(167)	(204)
Net cash from operating activities	571	556

Cash flows from investing activities:
Additions to property, plant, and equipment	(271)	(270)
Proceeds from sale of assets	—	3
Acquisitions of businesses, net of cash acquired	2	(474)
Net cash from investing activities	(269)	(741)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	497
Repayments on long-term borrowings	(383)	(224)
Proceeds from issuance of common stock	43	17
Debt financing costs	—	(1)
Repurchase of common stock	(74)	—
Payment of tax receivable agreement	(16)	(37)
Net cash from financing activities	(430)	252
Effect of exchange rate changes on cash	2	(8)
Net change in cash	(126)	(59)
Cash and cash equivalents at beginning of period	381	306
Cash and cash equivalents at end of period	$255	$365

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended June 29, 2019
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$652	$646	$639	$1,937

Operating income	$67	$65	$83	$215
Depreciation and amortization	50	49	28	127
Restructuring and impairment charges	1	1	—	2
Other non-cash charges (1)	1	3	2	6
Business optimization costs (2)	7	(9)	—	(2)
Operating EBITDA	$126	$109	$113	$348

	Quarterly Period Ended June 30, 2018
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$659	$726	$687	$2,072

Operating income	$60	$62	$94	$216
Depreciation and amortization	59	51	26	136
Restructuring and impairment charges	1	4	2	7
Other non-cash charges (1)	2	2	3	7
Business optimization costs (2)	—	4	4	8
Operating EBITDA	$122	$123	$129	$374

(1) Other non-cash charges for the June 2019 quarter primarily includes $4 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the June 2018 quarter primarily includes $6 million of stock compensation expense and other non-cash charges.
(2) The current quarter primarily includes a legal credit settlement offset by legal and accounting fees associated with the RPC Group Plc acquisition (in our Consumer Packaging segment) along with integration expenses and other business optimization costs related to previous acquisitions.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Three Quarterly Periods Ended June 29, 2019
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,892	$2,031	$1,936	$5,859

Operating income	$154	$171	$251	$576
Depreciation and amortization	156	153	88	397
Restructuring and impairment charges	4	13	1	18
Other non-cash charges (1)	7	9	9	25
Business optimization costs (2)	17	(4)	4	17
Operating EBITDA	$338	$342	$353	$1,033

	Three Quarterly Periods Ended June 30, 2018
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,816	$2,009	$1,990	$5,815

Operating income	$151	$140	$276	$567
Depreciation and amortization	169	146	82	397
Restructuring and impairment charges	3	26	4	33
Other non-cash charges (1)	7	11	9	27
Business optimization costs (2)	—	6	4	10
Operating EBITDA	$330	$329	$375	$1,034

(1) Other non-cash charges for the three quarterly periods ended June 2019 includes $21 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the three quarterly periods ended June 2018 includes $20 million of stock compensation expense, a $3 million inventory step up charge related to the Clopay acquisition and other non-cash charges.
(2) Primarily includes legal and accounting fees associated with the RPC Group Plc acquisition (in our Consumer Packaging segment) along with integration expenses and other business optimization costs related to previous acquisitions, partially offset by a legal credit settlement.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	June 29, 2019	June 30, 2018	June 29, 2019

Net income	$13	$110	$308
Add: other expense, net (6)	136	3	167
Add: interest expense, net	71	67	265
Add: income tax expense (benefit)	(5)	36	30
Operating income	$215	$216	$770

Add: non-cash amortization from 2006 private sale	7	7	28
Add: restructuring and impairment	2	7	21
Add: other non-cash charges (1)	6	7	26
Add: business optimization and other expenses (2)	(2)	8	24
Adjusted operating income (10)	$228	$245	$869

Add: depreciation	89	96	381
Add: amortization of intangibles (3)	31	33	129
Operating EBITDA (10)	$348	$374	$1,379

Add: acquisitions (7)			7
Add: unrealized cost savings (8)			3
Adjusted EBITDA (10)			$1,389

Cash flow from operating activities	$240	$271	$1,018
Net additions to property, plant, and equipment	(104)	(86)	(337)
Payment of tax receivable agreement	—	—	(16)
Free cash flow (10)	$136	$185	$665

Net income per diluted share	$0.10	$0.81
Other expense, net (6)	1.01	0.02
Non-cash amortization from 2006 private sale	0.05	0.05
Restructuring and impairment	0.01	0.05
Other non-cash charges (4)	—	0.01
Business optimization costs (2)	(0.01)	0.06
Income tax impact on items above (5)	(0.26)	(0.04)
Adjusted net income per diluted share (10)	$0.90	$0.96

Estimated Fiscal 2020
Cash flow from operating activities	$1,400
Additions to property, plant, and equipment	(600)
Free cash flow (10)	$800

(1) Other non-cash charges for the June 2019 quarter primarily includes $4 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the June 2018 quarter primarily includes $6 million of stock compensation expense and other non-cash charges.  For the four quarters ended June 29, 2019, other non-cash charges primarily includes $25 million of stock compensation expense and other non-cash charges.
(2) The current quarter primarily includes a legal credit settlement partially offset by legal and accounting fees associated with the RPC Group Plc acquisition (in Consumer Packaging segment) along with integration expenses and other business optimization costs related to previous acquisitions.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $7 million, $7 million, and $28 million for the June 2019 quarter, June 2018 quarter, and four quarters ended June 29, 2019, respectively.
(4) No adjustments were made for other non-cash charges to net income per diluted share for the June 2019 quarter and on a go forward basis.  Other non-cash charges for the June 2018 quarter primarily excludes $6 million of stock compensation expense and consists of other non-cash charges only.
(5) Income tax effects on adjusted net income is calculated using 25 percent for both the June 2019 and June 2018 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
(6) Other expense in the quarter is primarily related to $138 million of cross currency swaps and foreign exchange forward contracts entered into as part of the RPC transaction.
(7) Represents Operating EBITDA for the Laddawn, Inc. acquisition for the period of June 30, 2018 – August 24, 2018.
(8) Primarily represents unrealized cost savings related to acquisitions.
(9) Represents $16 million tax receivable agreement paid in our December 2018 quarter.
(10)Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
IR@BerryGlobal.com

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